                                                                    EXHIBIT 12.1


                 CANDLEWOOD HOTEL COMPANY, INC. AND SUBSIDIARIES

        STATEMENTS REGARDING COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)


                                                 Ended Year     Ended Year       Ended Year      Ended Year       Ended Year
                                                December 31,   December 31,     December 31,    December 31,     December 31,
                                                    2000            1999             1998           1997            19996
                                                ------------   ------------     ------------    ------------     ------------
EARNINGS
Income (loss) before preferred stock
     dividends                                    $  5,687        $ (2,791)       $ (6,287)       $   (817)       $ (1,353)
Interest incurred                                   21,602          15,290           7,964           3,271             175
Amortization of deferred                             2,085           1,701             473             112              --
   financing costs
Rent expense on leased hotels                       25,056          24,821          12,365              79              --
                                                  --------        --------        --------        --------        --------
     Total earnings                               $ 54,430        $ 39,021        $ 14,515        $  2,645        $ (1,178)
                                                  ========        ========        ========        ========        ========

FIXED CHARGES
Interest incurred                                 $ 21,602        $ 15,290        $  7,964        $  3,271        $    175
Amortization of deferred                             2,085           1,701             473             112              --
   financing costs
Rent expense on leased hotels                       25,056          24,821          12,365              79              --
Preferred stock dividends                            8,025           8,025           6,338           1,248              --
                                                  --------        --------        --------        --------        --------
     Total fixed charges                          $ 56,768        $ 49,837        $ 27,140        $  4,710        $    175
                                                  ========        ========        ========        ========        ========

Ratio of earnings to combined fixed
charges and preferred stock dividends                   --              --              --              --              --
                                                  ========        ========        ========        ========        ========

Excess (deficit) of earnings to combined
fixed charges and preferred stock dividends       $ (2,338)       $(10,816)       $(12,625)       $ (2,065)       $ (1,353)
                                                  ========        ========        ========        ========        ========